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                                                                     EXHIBIT 3.4

                          CERTIFICATE OF INCORPORATION

                                       OF

                              BH ACQUISITION CORP.

          (UNDER SECTION 102 OF THE DELAWARE GENERAL CORPORATION LAW)

     FIRST:  The name of this corporation is BH ACQUISITION CORP.

     SECOND: The Corporation's registered office in the State of Delaware is located at 30 Old Rudnick Lane, Suite 100, Dover, Delaware 19901, County of Kent and its registered agent at such address is LEXIS DOCUMENT SERVICES INC.

     THIRD: The purpose or purposes of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The name and mailing address of the incorporator is Patrice N. Malcolm, c/o Herrick, Feinstein LLP, 2 Park Avenue, New York, New York 10016.

     FIFTH: The total number of shares of stock which the Corporation has authority to issue is One Thousand (1,000) shares, all of which are designated common stock, par value of One Dollar ($1.00) per share.

     SIXTH: The Board of Directors is expressly authorized to adopt, amend or repeal By-Laws, subject to the reserved power of the stockholders to amend and repeal any By-Laws, adopted by the Board of Directors.

     SEVENTH: No person who is or was a director of the Corporation shall be personally liable to the Corporation for monetary damages for breach of fiduciary duty as a director unless, and only to the extent that, such director is liable (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to, repeal or adoption of any provision of the certificate of incorporation inconsistent with this article shall apply to or have any effect on the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of any inconsistent provision.

     IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this 27th day of April, 1999.

                                          --------------------------------------
                                          Patrice N. Malcolm
                                          Sole Incorporator